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                                                                    Exhibit 10.9
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                            FINANCIAL PACIFIC COMPANY

                          ----------------------------

                           SUBORDINATED NOTE AGREEMENT

                          Dated as of January 23, 1998

                          ----------------------------

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                                TABLE OF CONTENTS

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                                                                                  Page
SUBORDINATED NOTE AGREEMENT ....................................................    1
BACKGROUND .....................................................................    1

                                    ARTICLE I

                                   Definitions

SECTION 1.1.     Interpretation ................................................    2
SECTION 1.2.     Definitions ...................................................    3

                                   ARTICLE II

                                Successor Company

SECTION 2.1.     When the Company May Merge or Transfer Assets .................   22

                                   ARTICLE III

                       Sale of the Notes and the Warrants

SECTION 3.1.     Sale of the Notes and the Warrants ............................   23
SECTION 3.2.     Legend for the Notes ..........................................   27
SECTION 3.3.     Mandatory Repayment of the Notes ..............................   27
SECTION 3.4.     Optional Prepayment of the Notes ..............................   27
SECTION 3.5.     Optional Prepayment of the Notes Following Public Offering ....   28
SECTION 3.6.     Prepayment Right of Holders Upon Change of Control ............   28
SECTION 3.7.     Allocation of Prepayments .....................................   29
SECTION 3.8.     Notice of Prepayment of the Notes .............................   30
SECTION 3.9.     Restrictions on Optional Prepayments ..........................   30
SECTION 3.10.    Method of Payment on the Notes; Secondary Notes ...............   30

                                   ARTICLE IV

                                    Covenants

SECTION 4.1.     Payment of the Notes ..........................................   31
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
SECTION 4.2.     Limitation on Debt ............................................   32
SECTION 4.3.     Limitation on Restricted Payments .............................   35
SECTION 4.4.     Limitation on Restrictions on Distributions from Subsidiaries
                 of the Company ................................................   39
SECTION 4.5.     Limitation on Transactions with Affiliates ....................   40
SECTION 4.6.     Foreign Investment in Real Property Tax Act of 1980
                 ("FIRPTA") ....................................................   42
SECTION 4.7.     Notice of Default .............................................   42
SECTION 4.8.     Authorizations and Approvals ..................................   42
SECTION 4.9.     Provision of Periodic Financial Information ...................   42

                                    ARTICLE V

                           Events of Default; Remedies

SECTION 5.1.     Events of Default .............................................   43
SECTION 5.2.     Acceleration ..................................................   46
SECTION 5.3.     Rights and Remedies Cumulative ................................   46
SECTION 5.4.     Delay or Omission Not Waiver ..................................   47
SECTION 5.5.     Waiver of Stay or Extension Laws ..............................   47
SECTION 5.6.     Waiver of Past Defaults .......................................   47
SECTION 5.7.     Rights of Holders To Receive Payment ..........................   47

                                   ARTICLE VI

                                  Subordination

SECTION 6.1.     Agreement To Subordinate ......................................   48
SECTION 6.2.     Liquidation, Dissolution, Bankruptcy ..........................   48
SECTION 6.3.     Default on Senior Debt ........................................   49
SECTION 6.4.     Acceleration on Payment of Notes and Exercise of Remedies .....   50
SECTION 6.5.     When Distribution Must Be Paid Over Subrogation ...............   51
SECTION 6.6.     Subrogation ...................................................   51
SECTION 6.7.     Relative Rights ...............................................   52
SECTION 6.8.     Subordination May Not Be Impaired by Company ..................   52
SECTION 6.9.     Reinstatement .................................................   52
SECTION 6.10.    Proofs of Claim ...............................................   53
SECTION 6.11.    Non-Impairment ................................................   53
SECTION 6.12.    No Modification ...............................................   54
SECTION 6.13.    Waivers; Reliance by Holders of Senior Debt ...................   54
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
SECTION 6.14.    Enforcement of Rights .........................................   54

                                   ARTICLE VII

                              Transfer of the Notes

SECTION 7.1.     Registration of Transfer ......................................   55
SECTION 7.2.     Register ......................................................   56

                                  ARTICLE VIII

                                   Termination

SECTION 8.1.     Termination ...................................................   56
SECTION 8.2.     Liability .....................................................   56

                                   ARTICLE IX

                                   Amendments

SECTION 9.1.     Amendments ....................................................   56
SECTION 9.2.     Revocation and Effect of Consents and Waivers .................   57
SECTION 9.3.     Notation on or Exchange of Notes ..............................   58
SECTION 9.4.     Payment for Consent ...........................................   58

                                    ARTICLE X

                               Guarantee of Notes

SECTION 10.1.    Guarantee .....................................................   58
SECTION 10.2.    Waiver of Notice and Demand ...................................   59
SECTION 10.3.    Guarantor Obligations Not Affected ............................   59
SECTION 10.4.    Execution of Guarantee ........................................   60
SECTION 10.5.    Subrogation ...................................................   60
SECTION 10.6.    Independent Obligations .......................................   60
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                                   ARTICLE XI

                           Subordination of Guarantee

SECTION 11.1.    Subordination of Guarantee ....................................   61
SECTION 11.3.    Default on Guarantor Senior Debt ..............................   61
SECTION 11.4.    When Distribution Must Be Paid Over ...........................   63
SECTION 11.5.    Subrogation ...................................................   63
SECTION 11.6.    Relative Rights ...............................................   64
SECTION 11.7.    Subordination May Not Be Impaired by Operating Subsidiary .....   65
SECTION 11.8.    Reinstatement .................................................   65
SECTION 11.9.    Non-Impairment ................................................   65
SECTION 11.10.   No Modification ...............................................   65
SECTION 11.11.   Waivers; Reliance by Holders of Guarantor Senior Debt .........   66
SECTION 11.12.   Enforcement of Rights .........................................   66

                                   ARTICLE XII

                                  Miscellaneous

SECTION 12.1.    Notices .......................................................   66
SECTION 12.2.    Parties .......................................................   68
SECTION 12.3.    Governing Law .................................................   68
SECTION 12.4.    Replacement Note ..............................................   69
SECTION 12.5.    Successors and Assigns ........................................   69
SECTION 12.6.    Severability Clause ...........................................   69
SECTION 12.7.    Further Assurances ............................................   69
SECTION 12.8.    Entire Agreement ..............................................   69
SECTION 12.9.    Headings ......................................................   70
SECTION 12.10.   Counterparts ..................................................   70
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                                  ARTICLE XIII

                                 Indemnification

SECTION 13.1.    Indemnity of Holders of the Notes by the Company ..............   70

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                           SUBORDINATED NOTE AGREEMENT

                  SUBORDINATED NOTE AGREEMENT dated as of January 23, 1998 (this "Agreement"), by and among Financial Pacific Company, a Washington corporation (the "Company"), Financial Pacific Leasing, LLC, a Washington limited liability company (the "Operating Subsidiary"), Windward/Merban, L.P., a Delaware limited partnership ("Windward/Merban"), and The Northwestern Mutual Life Insurance Company, a Wisconsin corporation ("Northwestern Mutual") (Windward/Merban and Northwestern Mutual, each a "Purchaser" and, collectively, the "Purchasers").

                                   BACKGROUND

                  WHEREAS, pursuant to the Recapitalization Agreement and Plan of Merger, dated as of December 5, 1997 (the "Main Transaction Agreement"), by and among the Company, Windward Capital Associates, L.P., a Delaware limited partnership ("Windward"), Windward/Badger FPC, LLC, a Delaware limited liability company ("Windward/Badger"), Windward/Merban, Windward/Merchant, L.P., a Delaware limited partnership ("Windward/Merchant") (collectively, the "Windward Entities"), Windward/FPC Merger, L.P., a Delaware limited partnership ("Windward/FPC"), and William W. Conley, Douglas G. Erwin, Lawrence B. McNerthney and George S. Pessemier, upon the terms and subject to the conditions set forth therein, among other things, (a) Windward/FPC will merge with and into the Company with the Company being the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), (b) shares of common stock and preferred stock of the Company outstanding immediately prior to the Merger (as defined herein) will be converted into the right to receive certain cash consideration and the right to either receive or retain, as the case may be, an aggregate number of shares of Class A Common (as defined herein) approximately equal to 13.3% of the Surviving Corporation's outstanding shares of capital stock (as defined herein) after the Merger, on the terms and conditions set forth in Section 1.6.1(b)(i) of the Main Transaction Agreement and (c) limited partnership interests in Windward/FPC will be converted into the right to receive from the Surviving Corporation shares of certain classes of its common stock in the amounts and to the entities set forth in Section 1.6.1(d) and on
Schedule 1.6.1(d) thereto;

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                  WHEREAS, as part of the closing of the transactions
contemplated in the Main Transaction Agreement and upon the terms and subject to the conditions set forth herein and therein, the Company shall issue and sell to the Purchasers $10,000,000 principal amount of its 12% Subordinated Notes Due 2008 (the "Notes"), and the Purchasers shall purchase the Notes from the Company, on the terms and conditions set forth herein; and

                  WHEREAS, as part of the closing of the transactions contemplated in the Main Transaction Agreement and upon the terms and conditions set forth herein and therein, the Company shall issue and sell to the Purchasers or their nominees warrants to acquire shares of Class A Common (the "Class A Warrants") substantially in the form attached hereto as Exhibit B and warrants to acquire shares of Class E Common (as defined herein) (the "Class E Warrants and, together with the Class A Warrants, the "Mezzanine Warrants") substantially in the form attached hereto as Exhibit C, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   Definitions

                  SECTION 1.1. Interpretation. For all purposes of this Agreement and the Notes, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) the terms defined in this Article and elsewhere in this Agreement include the plural as well as the singular;

                  (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles that are consistently applied and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such

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         accounting principles as are generally accepted in the United States as of the date hereof; and

                  (c) the words "herein, "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                  SECTION 1.2. Definitions.

                  "Acquired Debt" means Debt of a Subsidiary of the Company issued and outstanding on or prior to the date on which such Subsidiary was acquired by either the Company or any other Subsidiary of the Company (other than Debt issued as consideration in, or to provide all or any portion of the funds or credit support utilized in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary of the Company became a Subsidiary or was acquired by either the Company or any other Subsidiary of the Company).

                  "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the direct or indirect power to direct or cause the direction of the management and policies of such Person whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Agreement" means this Subordinated Note Agreement among the Company and the Purchasers and all Schedules and Exhibits attached hereto.

                  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Company, property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than

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(i) a disposition by any of the Company's Subsidiaries to the Company or by the
Company or any of its Subsidiaries to any of the Company's Wholly Owned Subsidiaries, (ii) any sales or leases of assets in the ordinary course of business consistent with past practices and (iii) a disposition subject to
Article II (except to the extent the Company disposes of substantially all (but not all) of its assets, in which event the assets not so disposed of shall be deemed as having been sold by the Company).

                  "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled sinking fund, serial maturity or other principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

                  "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

                  "Board of Directors" means, with respect to any Person, such Person's Board of Directors or any committee thereof duly authorized to act on behalf of such Board of Directors.

                  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company, depending upon the context in which such term is used, to have been duly adopted by such Board of Directors of the Company and to be in full force and effect on the date of such certification and delivered to the Purchasers.

                  "Business Day" means each day which is not a Saturday or Sunday or a day on which banking institutions are not required to be open in the State of New York.

                  "Capital Lease Obligations" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with generally accepted accounting principles, either would be required to be classified and accounted for as a capital lease (a "Capital Lease") on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet; the amount of such obligation shall be

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the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, contingent share issuances, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

                  "Change of Control" means any transaction or series of related transactions in which all of the Company is sold to a third party unaffiliated with the Company, the Windward Entities or any of their Affiliates (whether by merger, consolidation, sale of securities, sale of all or substantially all of the assets or any similar business combination) or in which the Windward Entities and their Affiliates and their Permitted Transferees sell or otherwise dispose of all of the Capital Stock of the Company held by such entities and Persons (including, without limitation, pursuant to a Public Equity Offering). Notwithstanding the foregoing, the term "Change of Control" shall not include any sale or deemed sale or disposition of the Company to (A) any Affiliate of the Windward Entities, (B) any entity or successor entity in which the Windward Entities hold at least a majority of the total voting power of such entity or successor entity (or retain the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the members of the Board of Directors or other governing body of such entity or successor entity),
(C) any entity or successor entity in which no Person or entity holds a greater percentage of the total voting power of such entity or successor entity than the Shareholders, taken as a group, (D) any entity in which the Company, directly or indirectly, owns a majority of the equity and voting interest (including, without limitation, any Wholly Owned Subsidiary of the Company) or (E) any entity formed at the direction of the Company in connection with obtaining financing for the Company under an arrangement which provides the Company with an option to reacquire its assets or other properties or other similar financing arrangement.

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                  "Class A Common" means the Class A Common Stock, par value
$1.00 per share, of the Company.

                  "Class A Warrants" has the meaning specified in the third Whereas clause hereof.

                  "Class E Common" means the Class E Common Stock, par value $1.00 per share, of the Company.

                  "Class E Warrants" has the meaning specified in the third Whereas clause hereof.

                  "Closing" shall have the meaning set forth in the Main Transaction Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning specified in the first Whereas clause hereof.

                  "Consolidated EBITDA Minus LOCC Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA Minus LOCC for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that, and without duplication, (A) if the Company or any of its Restricted Subsidiaries has issued any Debt since the beginning of such period that remains outstanding (other than Debt issued under a revolving credit or similar arrangement for working capital purposes or for capital improvement purposes) on the last day of such period or if the transaction giving rise to the need to calculate the Consolidated EBITDA Minus LOCC Coverage Ratio is an issuance of Debt, or both, EBITDA Minus LOCC and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period; (B) if since the beginning of such period the Company or .any of its Restricted Subsidiaries shall have made any Asset Disposition,
(x) the EBITDA Minus LOCC for such period shall be reduced by an amount equal to the EBITDA Minus LOCC (if positive) directly attributable to the assets which are the subject of such Asset Dispositions for such period, or increased by an amount equal to the EBITDA Minus LOCC (if negative) directly attributable to the assets which are the subject of such Asset Dispositions for such period and (y)

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Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any of the Company's Restricted Subsidiaries is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale); (C) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any of the Company's Subsidiaries (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA Minus LOCC and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Debt, but without regard to clause (ii) of the proviso to the definition of "Consolidated Net Income") as if such Investment or acquisition occurred on the first day of such period; (D) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (B) or (C) above if made by the Company or any of its Restricted Subsidiaries during such period, EBITDA Minus LOCC and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period; (E) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Debt that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the date of determination, except for Consolidated Interest Expense accrued during such four-fiscal-quarter period under a revolving credit or similar arrangement; and (F) with respect to any such four-fiscal quarter period commencing prior to the Merger, the Merger shall be deemed to have taken place on the first day

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of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt issued in connection therewith, the pro forma calculations shall be determined in good, faith by a responsible financial or accounting Officer of the Company, which determination shall, if the Holders of a majority of the principal amount of the Notes so request, be confirmed by the independent accountants of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of twelve months).

                  "Consolidated Income Tax Expense" means, for any period, the consolidated provision for income taxes of the Company and its consolidated Restricted Subsidiaries for such period determined in accordance with generally accepted accounting principles.

                  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, including (i) interest expense attributable to capital leases, (ii) capitalized interest to the extent actually paid, (iii) non-cash interest expense, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Debt or other obligation of any other Person,
(vi) net costs under Interest Rate Agreements (including amortization of fees),
(vii) Preferred Stock dividends in respect of all Preferred Stock of the Company's Restricted Subsidiaries and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary of the Company and
(viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its consolidated Subsidiaries) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company; provided that non-cash interest

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expense accrued on unpaid dividends applicable to the Company's Preferred Stock shall be excluded from the calculation of Consolidated Interest Expense; provided further that the calculation of Consolidated Interest Expense shall exclude (x) any amount of interest expense of any Restricted Subsidiary of the Company if the net income (or loss) of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clauses (i) or (iii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clauses (i) or (iii) of the definition thereof) and (y) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Merger, all as determined on a consolidated basis in conformity with generally accepted accounting, principles.

                  "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (other than any net income (or loss) of any Unrestricted Subsidiary); provided that there shall not be included in such Consolidated Net Income (without duplication):

                  (i) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary of the Company, except that the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary of the Company, to the limitations contained in clause (iii) below); provided that such limitation shall not apply to equity income in respect of investments outstanding as of the date hereof;

                  (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 4.3 hereof, any net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

                  (iii) any net income of any Restricted Subsidiary of the Company if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than general statutory limitations on the payment or making of such dividends or distributions), except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed or available for distribution without restriction by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary of the Company, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

                  (iv) any gain (or loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

                  (v) the cumulative effect of a change in accounting principles;

                  (vi) any extraordinary, non-recurring or unusual gains and extraordinary, non-recurring or unusual losses;

                  (vii) any charges, expenses and amortizations which are accelerated by reason of the payment prior to the maturity thereof of any Debt;

                  (viii) any fees or expenses (and any amortization thereof) incurred in connection with, or payable prior to or substantially concurrently with the closing of the Merger (including, without limitation, any fees or expenses related to the financing thereof, any fees or expenses of attorneys, accountants, financial advisors, consultants and other similar persons incurred in connection therewith and any other such fees and expenses relating thereto); and

                  (ix) any non-cash charges reducing the net income of the Company or any Restricted Subsidiary that relate to the issuance, granting or modification of Capital Stock, stock options, stock warrants, stock appreciation rights or any other similar rights to the directors, officers or employees of the Company or any of its Restricted Subsidiaries, and any cash payments reducing net income of the Company or any of its Restricted Subsidiaries that relate to stock options, stock appreciation rights or any other similar rights, to the extent such cash payments do not come within any of the Restricted Payment exceptions set forth in Section 4.3(b) hereof.

In computing Consolidated Net Income of the Company, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and
(2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.

                  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person, plus (ii) paid-in capital or capital surplus relating to such Capital Stock, plus (iii) any retained earnings or earned surplus, less (A) any accumulated deficit, less (B) any amounts attributable to Redeemable Stock and less (C) any amounts attributable to Exchangeable Stock.

                  "Credit Agreements" means the Credit and Security Agreement, dated as of January 27, 1993 (the "U.S. Bank Credit Agreement"), between U.S. Bank of Washington, N.A.

and the Company, and the 1996-1997 Credit Commitment and Loan Agreement, dated as of February 21, 1996 (the "Seafirst Credit Agreement"), between Seattle-First National Bank and the Company, each as amended, and as each may be amended, restated, supplemented, modified, restructured, extended, renewed, refinanced, replaced or otherwise modified from time to time, in whole or in part.

                  "Currency Agreement" means in respect of any Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

                  "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

                  "Debt" of any Person means, without duplication

                  (i) the principal of, premium (if any) and interest and related fees and expenses (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes; debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

                  (ii)     all Capital Lease Obligations of such Person;

                  (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;

                  (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

                  (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock. (but excluding, in each case, any accrued dividends);

                  (vi)     all obligations of the type referred to in clauses
         (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any guarantees of such obligations and dividends but in each case, only to the extent such Person is responsible or liable for such obligations or dividends;

                  (vii)    all obligations of the type referred to in clauses
         (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

                  (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding any of the foregoing provisions of this definition of "Debt",
(1) the amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with generally accepted accounting principles, and (2) Debt shall not include (A) any liability for federal, state, local or other taxes, (B) trade accounts payable and other accrued expenses arising in the ordinary course of business, or (C) with respect to the deferred purchase price of property, obligations which are due within six months after the date of placing such property in service or taking delivery and title thereto or (D) any obligation of the Company pursuant to the Shareholders Agreement to purchase stock from any Employee Shareholder upon the disability, death, or retirement of such Employee Shareholder. The amount of Debt of any Person at any date shall be (x) the outstanding balance at such date of all unconditional obligations as described above, and (y) the maximum liability determined by such Person's Board of Directors, in good faith, as reasonably likely to occur, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. For purposes of determining any particular amount of Debt under
Section 4.2 hereof, (i) obligations of a Person with respect to letters of credit, guarantees or security interests supporting or relating to any Debt which is otherwise included in the determination of such particular amount shall not be included, (ii) Debt permitted under Section 4.2 hereof need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by reference to one such provision and in part by reference to one or more other provisions of the covenant permitting such Debt, and (iii) in the event that an item of Debt or portion thereof meets the criteria of more than one of the types of Debt permitted under Section 4.2 hereof, the Company, in its sole discretion, may classify such item of Debt or portion thereof in one of such provisions and only be required to include the amount and type of such Debt or portion thereof in one of such provisions.

                  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

                  "EBITDA Minus LOCC" for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from gains or losses from any Asset Dispositions), minus lease origination costs capitalized, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense, (ii) Consolidated Interest Expense, (iii) depreciation expense and (iv) amortization expense and other non-cash charges.

                  "Employee Shareholders" has the meaning given thereto in the Shareholders Agreement.

                  "Equity Holding Company" means any company of which the Company is a Wholly Owned Subsidiary substantially all of whose assets are comprised of Capital Stock of the Company.

                  "Event of Default" has the meaning specified in Section 5.1 hereof.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

                  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

                  "Financial Advisory Services Agreement" means the Financial Advisory Services Agreement, dated of even date herewith, between Windward and the Company.

                  "Guarantee" means the Guarantee by the Operating Subsidiary of the Notes pursuant to this Agreement.

                  "Guarantee Payment Default Blockage Period" has the meaning specified in Section 11.3 hereof.

                  "Guarantee Non-Monetary Default Blockage Period" has the meaning specified in Section 11.3 hereof.

                  "Guarantor Senior Debt" means any Debt of the Operating Subsidiary, whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not Guarantor Senior Debt.

                  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

                  "Holder" means any of the Purchasers or any other Person in whose name a Note or Notes are registered on the Note Register.

                  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

                  "Investment" in any Person means any loan or advance to, any guarantee of, any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any acquisition of any Capital Stock, equity interest, obligation or other security of, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. For purposes of the definition of "Unrestricted Subsidiary" and Section 4.3 hereof, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary of the Company is designated an Unrestricted Subsidiary, and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and
(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, charge of any kind (including any conditional sale or other title retention agreement) or other similar lien.

                  "Main Transaction Agreement" has the meaning specified in the first Whereas clause hereof.

                  "Majority Roll-Over Shareholders" shall have the meaning set forth in the Shareholders Agreement.

                  "Merger" shall have the meaning set forth in the Main Transaction Agreement.

                  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock of the Company, the cash proceeds of such issuance or sale of Capital Stock, net of any underwriters' or placement agents' fees, discounts or commissions related to such issuance or sale.

                  "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock of such corporation; provided that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

                  "Non-Monetary Default Blockage Period" has the meaning specified in Section 6.3 hereof.

                  "Non-Recourse Debt" means, with respect to any Person, Debt of such Person to the extent that, if such Person fails to pay such Debt when due and the holder thereof obtains a judgment with respect thereto, the holder may not collect by levy of execution against any general assets of such Person other than assets securing such Debt;

provided, however, that Debt shall not fail to constitute Non-Recourse Debt by reason of (i) provisions giving recourse to, or rights against, such Person or any assets thereof upon the happening of certain specified events, including, without limitation, intentional misrepresentation, regulatory noncompliance or violation of law, or (ii) any rights the holder thereof may have under bankruptcy, insolvency, receivership or other proceedings including by reason of
Section 1111(b) of the Federal Bankruptcy Code.

                  "Northwestern Mutual" has the meaning specified in the first paragraph of this Agreement.

                  "Note Register" means the register maintained pursuant to
Section 7.3 hereof.

                  "Notes" means the $10,000,000 principal amount of the Company's 12% Subordinated Notes Due 2008 to be purchased by the Purchasers from the Company pursuant to this Agreement and the Secondary Notes. "Note" means all or a part of the Notes.

                  "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, the Treasurer or the Secretary of the Company, depending upon the context in which such term is used.

                  "Other Shareholders" has the meaning given thereto in the Shareholders Agreement.

                  "Pari Passu", as applied to the ranking of any Debt of a Person in relation to other Debt of such Person, means that each such Debt ,either (i) is not subordinated in right of payment to any Debt or (ii) is subordinated in right of payment to the same Debt as is the other, and is so subordinated to the same extent, and is not subordinated in right of payment to such other Debt or to any Debt as to which the other is not so subordinated.

                  "Payment Default Blockage Period" has the meaning specified in
Section 6.3 hereof.

                  "Permitted Junior Securities" means: (a) debt securities of the Company as reorganized or readjusted, or debt securities of the Company (or any other company, trust or organization provided for by a plan of reorganization or readjustment succeeding to the assets and liabilities of the

Company), that, in each case, are subordinated, to at least the same extent as the Notes, to the payment of all Senior Debt that will be outstanding after giving effect to such reorganization or readjustment, so long as (i) the spread between the Treasury Yield and the yield on such debt securities as of the issuance of such debt securities shall not exceed the spread between the Treasury Yield and the yield on the Notes on the date hereof and (ii) such debt securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date one year following the final scheduled maturity date of the Senior Debt (as modified by such reorganization or readjustment) or (b) shares of stock of the Company as reorganized or readjusted pursuant to a reorganization or readjustment; provided, that, in each case with respect to clauses (a) and (b) above, (x) if a new corporation results from any such reorganization or readjustment, such corporation assumes all Senior Debt that will be outstanding after giving effect thereto and (y) the rights of the holders of the Senior Debt are not, without the consent of such holders, altered by any such reorganization or readjustment, including, without limitation, such rights being impaired within the meaning of
Section 1124 of Title 11 of the United States Code, or any impairment of the right to receive interest accruing during the pendency of a bankruptcy or insolvency proceeding, including proceedings under Title 11 of the United States Code.

                  "Permitted Transferees" has the meaning given thereto in the Shareholders Agreement.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                  "Prepayment Date" has the meaning specified in Section 3.8 hereof.

                  "Public Equity Offering" means an underwritten primary, or combined primary and secondary, public offering of Capital Stock (other than Redeemable Stock) of the Company (or any entity of which the Company is a Subsidiary, to the extent the cash proceeds of such primary offering are contributed to the Company or used to acquire Capital Stock (other than Redeemable Stock) of the Company) pursuant to an effective registration statement under the Securities Act, and any similar private placement of securities effected substantially concurrently with any such offering.

                  "Purchasers" has the meaning specified in the first paragraph of this Agreement.

                  "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

                  "Restricted Payment" has the meaning specified in Section 4.3(a) hereof.

                  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

                  "Secondary Notes" means the Notes issued in the manner described in Section 3.10. hereof.

                  "Secured Debt" means any Debt of the Company or any Restricted Subsidiary secured by a Lien on any assets of the Company or any Restricted Subsidiary as any such Debt may be amended, restated, supplemented, modified, restructured, extended, renewed, refinanced, replaced or otherwise modified from time to time, in whole or in part.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Senior Debt" means any Debt of the Company whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes or to other Debt that is Pari Passu with, or subordinated to, the Notes, provided, however, the following shall not constitute Senior Debt: (i) any Debt owed to a Person when such Person is a Subsidiary of the Company, (ii) any Debt incurred in violation of this Agreement or (iii) any Debt which is subordinated in right of payment in any respect to any other Debt of the Company.

                  "Shareholders" means, collectively, (i) each Windward Entity,
(ii) the Majority Roll-Over Shareholders, (iii) the Other Shareholders, (iv) the Permitted Transferees and (v) any other Persons who or which become parties to the Shareholders Agreement pursuant to the terms and conditions thereof.

                  "Shareholders Agreement" means that certain Shareholders Agreement (including the Schedules and Exhibits attached thereto), dated of even date herewith, among the Company, Windward, Windward/Merchant, Windward/Merban, Windward/Badger, and the other shareholders party thereto, as such agreement may be amended, supplemented or otherwise modified from time to time after the date hereof.

                  "Significant Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than ten percent (10%) of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than ten percent (10%) of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

                  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which all of the outstanding principal of such security is due and payable, including pursuant to any mandatory redemption provision.

                  "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter incurred) which is subordinate or junior in right of payment to the Notes.

                  "Subsidiary" means, with respect to any Person, a corporation or other entity (including a partnership or a limited liability company) of which a majority of the Capital Stock or other voting interests having voting power under ordinary circumstances to elect a majority of the board of directors or otherwise control such corporation or other entity is owned by (i) such Person, (ii) such Person and one or more of its Subsidiaries or (iii) one or more I Subsidiaries of such Person.

                  "Treasury Yield" means the arithmetic mean of the rates published as "Treasury Constant Maturities" as of 5:00 p.m., New York time, for the five Business Days preceding the date of determination pursuant to this Agreement, as shown on the USD screen of the Bloomberg service, or if such service is not available, the Telerate service, or if neither the Bloomberg nor the Telerate service is available, in the weekly statistical release designated "H.15 (519)" (or any successor publication) published by the Board of Governors of the Federal Reserve System, for "On the Run" U.S. Treasury obligations corresponding to the remaining life to maturity of the Notes as of the date of determination; if no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

                  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly-formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that either (A) the Subsidiary to be so designated has total assets of $250,000 or less or (B) if such Subsidiary has assets greater than $250,000, that such designation would be permitted under Section 4.3 hereof. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could issue $1.00 of additional Debt under Section 4.2(a) hereof and (y) no Default or Event of Default shall have occurred and be continuing. Any Subsidiary of the Company may be designated as an Unrestricted Subsidiary (or not so designated) for purposes of this Agreement without regard to whether such Subsidiary is so designated (or not so designated) for purposes of any other agreement relating to Debt of the Company or any of its Subsidiaries. Notwithstanding anything in the foregoing to the contrary, no Subsidiary of the Company may be designated an Unrestricted Subsidiary if the Board of Directors of the Company has previously designated such Subsidiary an Unrestricted Subsidiary and thereafter designated such Subsidiary a Restricted Subsidiary under this Agreement more than one time.

                  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                  "Wholly Owned Subsidiary" means, with respect to any Person, a Subsidiary of such Person all the Capital Stock of which (other than directors' qualifying shares) is owned by such Person or another Wholly Owned Subsidiary of such Person.

                  "Windward" has the meaning specified in the first Whereas clause hereof.

                  "Windward/Badger" has the meaning specified in the first Whereas clause hereof.

                  "Windward Entities" has the meaning specified in the first Whereas clause hereof.

                  "Windward/FPC" has the meaning specified in the first Whereas clause hereof.

                  "Windward/Merban" has the meaning specified in the first paragraph of this Agreement.

                  "Windward/Merchant" has the meaning specified in the first Whereas clause hereof.

                                   ARTICLE II

                                Successor Company

                  SECTION 2.1. When the Company May Merge or Transfer Assets.
(a) The Company shall not consolidate, with or merge with or into, or convey or transfer or lease all or substantially all of its assets to, another Person unless (i) the resulting, surviving or transferee Person (if not the Company) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and such entity shall assume in writing in form and substance satisfactory to the Holders of the Notes all the obligations of the Company under the Notes and this Agreement, (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and either (A) the Company is able to incur at least $1.00 of additional Debt pursuant to Section 4.2(a) hereof or (B) the resulting, surviving or transferee Person shall have Consolidated Net Worth in an amount which is not less than the result of (x) the Consolidated Net Worth of the Company immediately prior to such transaction, minus (y) the aggregate amount of Restricted Payments which could have been made by the Company pursuant to
Section 4.3(a) hereof immediately prior to such transaction, but which are not being made as part of such transaction, and (iii) the Company shall have delivered to the Holders a certificate of an Officer of the Company stating that such consolidation, merger or transfer complies with this Agreement.

                  (b) Notwithstanding the provisions of Section 2.1(a), (i) any Subsidiary of the Company with a positive net worth may consolidate with, merge into or transfer all or part of its properties and assets to the Company; provided that, in connection with any such transaction, no consideration (other than common stock in the surviving Person or the Company) shall be issued or distributed to the shareholders of the Company, and (ii) the provisions of clause (ii) of Section 2.1(a) above shall not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company.

                                   ARTICLE III

                 Sale of the Notes and the Warrants

                  SECTION 3.1. Sale of the Notes and the Warrants. (a) Representations and Warranties of the Company and the Operating Subsidiary. To induce the Purchasers to enter the into and perform this Agreement, the Company and the

Operating Subsidiary represent and warrant to the Purchasers and their nominees, if any, as of the date hereof as follows in this Section 3.1(a).

                  (i) The Company is a corporation duly organized and validly existing under the laws of the state of Washington, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Operating Subsidiary is a limited liability company duly formed and validly existing under the laws of the state of Washington, and has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

                  (ii) All of the issued membership interests of the Operating Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens.

                  (iii) The Notes and the Warrants have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Company, entitled, in the case of the Notes, to the benefits provided by this Agreement, under which they are to be issued; this Agreement constitutes a legal, valid and binding instrument of the Company, enforceable against the Company in accordance with its terms.

                  (iv) The issue and sale of the Notes and the Warrants and the compliance by the Company with all of the provisions of the Notes, the Warrants and this Agreement and the consummation of the transactions herein and therein contemplated will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any domestic or foreign law applicable to the Company, (b) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental authority or other organization or entity, except as may be required under the Credit Agreement and which consents have been obtained,
(c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which the Company is bound or to which any of its assets are subject, (d) result in the imposition or creation of any Lien upon any assets owned or used by the Company or (e) conflict with or result in a breach of or constitute a default under any provision of the Company's charter documents or bylaws.

                  (v) The shares of Class A Common and Class E Common issuable upon exercise of the Warrants have been duly reserved for issuance by the Company and have been validly authorized and, when delivered against payment therefore pursuant to the terms of the Warrants, will be validly issued and fully paid and nonassessable and will be free and clear of any liens and other encumbrances.

                  (vi) The Guarantee has been duly authorized and, when executed and delivered by the Operating Subsidiary pursuant to this Agreement, will have been duly executed and delivered and will be a legal, valid and binding obligation of the Operating Subsidiary, enforceable against the Operating Subsidiary in accordance with its terms; this Agreement constitutes a legal, valid and binding instrument of the Operating Subsidiary, enforceable against the Operating Subsidiary in accordance with its terms.

                  (vii) The issuance by the Guarantor of the Guarantee, the compliance by the Guarantor with all of the provisions of the Guarantee and this Agreement and the consummation of the transactions herein and therein contemplated will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any domestic or foreign law applicable to the Company, (b) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental authority or other organization or entity, except as may be required under the Credit Agreements which consents have been obtained, (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Operating Subsidiary is a party or by which the Operating Subsidiary is bound or to which any of its assets are subject, (d) result in the imposition or creation of any lien or encumbrance upon any assets owned or used by the Operating Subsidiary, or (e) conflict with or result in a breach of or constitute a default under any provision of the Company's certificate of formation or limited liability company operating agreement.

                  (b) Sale of the Notes and the Warrants. Each of the parties hereto acknowledges and agrees that, upon the terms and subject to the conditions set forth herein, the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, that principal amount of the Notes set forth opposite such Purchaser's name in Column 4 of Schedule 1 and Warrants registered in the name of such Purchaser or its nominee to acquire that number of shares of Class A Common or Class E Common, as the case may be, set forth opposite such Purchaser's name in Column 5 of Schedule 1, at the purchase price set forth in Column 6 of Schedule 1. The Company and the Purchasers or the Purchasers' nominees, as the case may be, shall not take any position on any tax return based on the purchase prices for the Notes and the Warrants that is inconsistent with any of the purchase prices set forth in Schedule 1. Simultaneously with the execution hereof, upon the terms and subject to the conditions set forth herein, the Company shall deliver to each of the Purchasers or such Purchasers' nominees, as the case may be, the Note or Notes and the Warrants purchased by such Purchaser or such Purchaser's nominee, as the case may be, registered, in the case of the Note or Notes, in the name of such Purchaser and bearing the legend set forth in Section 3.2 and substantially in the form attached hereto as Exhibit A and registered, in the case of the Warrant or Warrants, in the name of such Purchaser or its nominee and substantially in the form attached hereto as Exhibit B or Exhibit C, as the case may be, against payment by such Purchaser of the purchase price for such Note or Notes and Warrants by wire transfer of immediately available funds.

                  (c) Delivery of Opinion. Simultaneously with the execution hereof, the Company and the Operating Subsidiary are delivering to the Purchasers an opinion(s) of counsel to the Company and the Operating Subsidiary substantially with respect to the matters set forth in Section 3.1(a).

                  (d) Representations and Warranties of the Purchasers. To induce the Company and the Operating Subsidiary to enter into and perform this Agreement, each of the Purchasers represents and warrants to the Company and the Operating Subsidiary as of the date hereof that the Notes and the Warrants are being acquired by such Purchaser hereunder for its own account and without a view to distribution of such Notes or Warrants in any transaction or series of transactions in violation of applicable law.

                  SECTION 3.2. Legend for the Notes. The Notes will bear a legend reading substantially as follows:

                  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). NO SALE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THIS NOTE (OTHER THAN TO THE ISSUER THEREOF) MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                  SECTION 3.3. Mandatory Repayment of the Notes. The aggregate principal amount of the Notes (including all interest and other amounts owed thereon at such time) shall be paid in full by the Company on January 23, 2008. Notwithstanding the foregoing, $500,000 of the principal amount of the Notes shall be paid by the Company on the ninth anniversary of the date hereof; the Company will allocate the principal amount so to be paid among the Holders of Notes in proportion, as nearly as may be, to the respective principal amounts of the Notes held by them.

                  SECTION 3.4. Optional Prepayment of the Notes. (a) Subject to the provisions of Article VI hereof, the Company may, at any time after the fifth anniversary of the date hereof, prepay the Notes at any time in whole or from time to time in part (any such partial prepayment to be made pro rata among the Holders, and in a minimum aggregate amount of $l,000,000), at the redemption prices (expressed as percentages of the principal amount of the Notes being prepaid) set forth below, plus interest accrued thereon (if any) to the Prepayment Date:

         if redeemed during the 12-month period commencing January 24th of the years set forth below:

Year                                 Redemption Price
----                                 ----------------
2003                                      105.00%
2004                                      104.00%
2005                                      103.00%
2006                                      102.00%
2007                                      101.00%
2008 (until maturity)                     100.00%

                  (b) Subject to the provisions of Article VI hereof, the Company may at any time prepay any outstanding Secondary Notes at any time in whole or from time to time in part (any such partial prepayment to be made pro rata among the Holders) at a prepayment price equal to the aggregate principal amount of such Secondary Notes, plus interest accrued thereon (if any) to the Prepayment Date.

                  SECTION 3.5 Optional Prepayment of the Notes Following Public Offering. Subject to the provisions of Article VI hereof, the Company may, at any time following the date hereof and up until the fifth anniversary of the date hereof, prepay the Notes, either in whole or in part (any such partial prepayment to be made pro rata among the Holders, and in a minimum aggregate amount $l,000,000), with the Net Cash Proceeds of any Public Equity Offering at the IPO Redemption Value (as defined below). The term "IPO Redemption Value" shall mean (i) with respect to the first thirty percent (30%) of the principal amount of the Notes being redeemed, a redemption price (expressed as a percentage of the principal amount of the Notes being prepaid) equal to 100%, plus accrued interest, if any, to the Prepayment Date and (ii) with respect to the .remaining seventy percent (70%) of the principal amount of the Notes being redeemed, a redemption price (expressed as a percentage of the principal amount of the Notes being prepaid) equal to 105%, plus accrued interest, if any, to the Prepayment Date.

                  SECTION 3.6 Prepayment Right of Holders Upon Change of Control. (a) The Company covenants and agrees that, promptly after the occurrence of a Change of Control but in any event within ten (10) days thereafter, it shall give written notice thereof to each Holder of a Note. Such notice shall (a) describe in reasonable detail the facts and circumstances giving rise to such Change of Control and the effect thereof on the Company, (b) offer to purchase, on a date (the "Change of Control Prepayment Date") which shall, be not less than thirty (30) days nor more than sixty (60) days after the date of such notice, all of the Notes held by such Holders, (c) request each such Holder to notify the Company in writing, not less than twenty (20) days prior to the Change of Control Prepayment Date, of its acceptance or rejection of such offer and (d) inform each such Holder that, upon its receipt of such notice by the Company, failure to reject such offer in writing on or before the tenth day prior to the Change of Control Prepayment Date shall be deemed acceptance of such offer. In the event that the Holders of seventy-five percent (75%) of the outstanding principal amount of the Notes accept or fail to reject the prepayment offer, the Company may, but shall not be obligated to, require the remaining Holders to sell all Notes held by them to the Company as set forth in the prepayment offer and will notify the remaining Holders of such compelled sale not less than five Business Days prior to the Change of Control Prepayment Date. The Company covenants and agrees that it will on the Change of Control Prepayment Date prepay all of the Notes held by each Holder who has accepted the prepayment offer and each Holder who has been deemed or compelled to accept the prepayment offer in accordance with this
Section 3.6, by payment of an amount equal to 100% of the principal amount of the Notes being prepaid, together with interest accrued thereon (if any) to the Change of Control Prepayment Date.

                  (b) On the Change of Control Prepayment Date, all Notes purchased by the Company under this Section 3.6 shall be canceled, and the Company shall pay 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, thereon to the Holders entitled thereto. The Company shall comply with Rule 14e-1 under the Exchange Act (or any successor provision thereof) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs under this Section 3.6 and the Company is required to repurchase the Notes as described above; provided that, notwithstanding anything to the contrary contained in this Section 3.6, the Company may modify any of the foregoing provisions of this Section 3.6 to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure any such compliance; provided, further, that, in the event that an appropriate modification, based upon advice of legal counsel, is available which would permit payments upon a Change of Control as contemplated above, the Company shall use reasonable efforts to make such modification so as to permit the foregoing payments.

                  SECTION 3.7 Allocation of Prepayments. In the event of any prepayment of less than all of the outstanding Notes pursuant to Sections 3.4 or
3.5 hereof, the Company will allocate the principal amount so to be prepaid (but only in units of $1,000) among the Holders of Notes in proportion, as nearly as may be, to the respective unpaid principal amounts of the Notes held by them.

                  SECTION 3.8 Notice of Prepayment of the Notes. In the event that the Company intends to effect any prepayment pursuant to Section 3.4 or 3.5 hereof, the Company shall notify the Holders of the Notes being prepaid of any date set for prepayment (each, a "Prepayment Date") at least five (5) days but not more than thirty (30) days prior to such Prepayment Date. Once notice of prepayment of a Note is sent or mailed, such Note shall become due and payable on the relevant Prepayment Date. On the relevant Prepayment Date, such Note shall be paid in full plus accrued interest, if any, to the Prepayment Date and any premium required by Section 3.4 or 3.5, as applicable, and immediately after such payment, each Holder shall surrender each of its prepaid Notes to the Company and, if any portion of any such Note remains unpaid, the Company shall issue to the Holder thereof a new Note representing such unpaid principal amount.

                  SECTION 3.9 Restrictions on Optional Prepayments. Notwithstanding anything in this Agreement to the contrary, the Company may not make any optional prepayment on the Notes, whether pursuant to Section 3.4 or
3.5 or otherwise, and whether in whole or in part, if such prepayment would result in a Default (as defined in the U.S. Bank Credit Agreement) or an Event of Default or an "event of default" (each as defined in connection with the Seafirst Credit Agreement) under the respective Credit Agreement.

                  SECTION 3.10. Method of Payment on the Notes; Secondary Notes.
(a) the principal of, premium, if any, and interest on the Notes shall be payable by check in New York Clearing House Funds at the principal office of each of the Holders or, at each Holder's option, by wire transfer in immediately available funds to the account or accounts previously designated in writing by each of the Holders at least three (3) Business Days prior to the due date.

         (b) On any two interest payment dates with respect to the Notes (each an "Interest Payment Date") (provided that either (i) at the time of such Interest Payment Dates the Operating Subsidiary is unable to pay dividends to the Company as a result of a default under any Debt of the Operating Subsidiary or (ii) at the time of the notice contemplated in this paragraph (b) the Board of Directors of the Company has a good faith belief that the Operating Subsidiary will be unable to pay dividends to the Company as a result of a default or an event that, with the lapse of time or the giving of notice or both, would constitute a default under any Debt of the Operating Subsidiary) the Company may, at its option, in lieu of the payment in cash of any portion of interest due and payable on such Interest Payment Date, by giving notice to the Holders not less than five (5) nor more than thirty (30) days prior to the regular record date for such Interest Payment Date, execute and deliver to the Holders of record on such regular record date secondary notes (the "Secondary Notes"), and the due issuance of such Secondary, Notes shall constitute full payment of such portion of interest. All Secondary Notes shall be issued in the same series as the Notes, originally issued pursuant to this Agreement, and all Holders of Secondary Notes shall be treated as Holders of Notes for any and all purposes of any act of Holders or of other action of Holders or otherwise pursuant to this Agreement except as may otherwise be required by law. Any such Secondary Notes shall be governed by this Agreement and the terms of each such Secondary Note shall be identical to the terms of the Notes originally issued pursuant to this Agreement except as set forth in Section 3.4(b), except the date from which interest accrues and except as may otherwise be required by law. Notwithstanding the foregoing, Secondary Notes may be issued on any given Interest Payment Date in separate series if such is required pursuant to a change in law after the date hereof, and, in such event, the Holders of Secondary Notes shall continue to be treated in all respects as Holders of Notes for all purposes of this Agreement (including with respect to any act of Holders or any other action of Holders or otherwise pursuant to this Agreement) except as required by such change in law.

                                   ARTICLE IV

                                    Covenants

                  The Company covenants and agrees with each of the Holders as follows:

                  SECTION 4.1. Payment of the Notes. (a) The Company shall promptly pay the principal of and interest on the Notes on the date and in the manner provided herein and in the Notes.

                  (b) The Company shall pay interest on overdue principal of and on overdue installments of interest on the Notes in the manner provided in the Notes.

                  SECTION 4.2. Limitation on Debt. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, issue, directly or indirectly, any Debt unless, after giving effect to the issuance of such Debt and the receipt and application of the proceeds therefrom, the Consolidated EBITDA Minus LOCC Coverage Ratio exceeds 1.0.

                  If the Company or any of its Restricted Subsidiaries proposes to issue Debt (other than as provided under Section 4.2(b) or Section 4.2(c)) pursuant to this Section 4.2(a), it shall furnish to the Holders of the Notes at least five days prior to such issuance a calculation in reasonable detail, certified by the chief financial officer, treasurer or controller of the Company, demonstrating compliance with this Section 4.2(a).

                  (b) Notwithstanding Section 4.2(a), the Company shall not issue any Debt unless such Debt (i) specifically provides that such Debt is expressly subordinated in right of payment to the Notes and
         (ii) shall not mature prior to the Stated Maturity of the Notes; provided, however, and notwithstanding Section 4.2(a), the Company may issue prior to the first anniversary of the date hereof Debt in an aggregate amount of $2,000,000 that does not comply with the requirements set forth in Clauses (i) and (ii) above; and provided further, notwithstanding Section 4.2(a) and in addition to Debt that the Company may issue pursuant to the immediately preceding proviso of this Section 4.2(b), the Company may issue Debt evidenced by the Notes and Debt evidenced by any junior subordinated notes issued pursuant to the terms of the Shareholders Agreement.

                  (c)      Notwithstanding Section 4.2(a), but subject to
Section 4.2(d), the Restricted Subsidiaries of the Company may issue the following Debt:

                  (i) Debt issued pursuant to the Credit Agreements, Debt under the Interest Rate Agreements entered into for the purpose of providing interest rate protection in respect of Debt under the Credit Agreements, Secured Debt and Debt outstanding as of the date hereof;

                  (ii) In addition to refinancings or refundings with respect to the Credit Agreements and any Secured Debt, Debt issued in exchange for, or the net proceeds of which are used to refund or refinance, any Debt permitted by this Section 4.2 (and any refunding or refinancings thereof); provided that (A) the principal amount of such new Debt (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, the original issue price of such new Debt) so issued, shall not exceed the sum of (x) the aggregate principal amount (plus premiums, accrued interest, fees and expenses and all other amounts payable in connection therewith) of the Debt so exchanged, refunded or refinanced, plus (y) $10,000,000 plus (z) any fees and expenses incurred in connection with the issuance of such new Debt; (B) such new Debt (other than any Debt issued in exchange for, or the net proceeds of which are used to refund or refinance, any Secured Debt)
         (1) shall not mature prior to the Stated Maturity of the Debt so exchanged, refunded or refinanced, and (2) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced; (C) unless such new Debt is Guarantor Senior Debt, such new Debt shall not expressly prohibit mandatory payments of the Notes or distributions from any Subsidiary of the Company to the Company to permit the Company to make such payments, absent an event of default under the agreement governing such new Debt; and (D) any Debt issued under this subsection in exchange for, or the net proceeds of which are used to refund or refinance, any Non-Recourse Debt must also be Non-Recourse Debt; provided, however, that the foregoing proviso shall not apply to Debt issued to refund, refinance or replace all Notes then outstanding;

                  (iii) Debt owed to and held by a Wholly Owned Subsidiary of the Company, or Debt owed to and held by the Company; provided that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary of the Company or any subsequent transfer of such Debt (other than to the Company or a Wholly Owned Subsidiary of the Company) shall be deemed, in each case, to constitute the issuance of such Debt;

                  (iv) Debt (A) incurred in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) incurred under Hedging Obligations, provided that such agreements do not increase the Debt of the obligor outstanding at any time other than, as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary of the Company pursuant to such agreements, in any case issued in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Debt issued by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition);

                  (v) Debt in respect of letters of credit and bankers' acceptances incurred in the ordinary course of business;

                  (vi)     Acquired Debt;

                  (vii) Debt issued to finance, directly or indirectly, capital expenditures of the Company and its Restricted Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

                  (viii) Non-Recourse Debt in an aggregate principal amount not in excess of $2,500,000; and

                  (ix) In addition to the Debt permitted by clauses (i) through (viii) of this Section 4.2(c) and by Section 4.2(a) above, Debt in an aggregate outstanding principal amount which is not at any time in excess of $1,000,000.

For purposes of clause (ii), Debt may be incurred in exchange for, or to refund or refinance, operating leases in existence on the date hereof, notwithstanding the fact that such operating leases do not constitute "Debt", so long as the incurrence of such Debt would have been permitted under such clause (ii) had the operating lease in question been a Capital Lease.

                  (d) Notwithstanding the provisions of Section 4.2(c) above, the Restricted Subsidiaries of the Company shall not issue any Debt pursuant to Section 4.2(c)(ii) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations, unless the provisions of such Debt contain subordination provisions which, in the aggregate, subordinate such Debt to the Notes in substantially the same manner as such Subordinated Obligations were subordinated to the Notes (or in a manner which is more subordinated than such Subordinated Obligations). All references in this Section 4.2 to the principal amount of any Debt shall be deemed, with respect to any Debt which is Preferred Stock, to refer to the liquidation value of such Preferred Stock.

                  SECTION 4.3. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to directly or indirectly (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or any of its Restricted Subsidiaries), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company from any shareholder of the Company (other than any Restricted Subsidiary of the Company), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, and other than the mandatory purchase, repurchase, redemption or acquisition of Subordinate Obligations), or (iv) make any Investment in any Affiliate of the Company, other than any of its Restricted Subsidiaries (after giving effect to such Investment) and other than in any directors, officers or employees of the Company or any of its Restricted Subsidiaries (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time of and after giving effect to such Restricted Payment:

                  (x) a Default or Event of Default shall have occurred and be continuing (or would result therefrom), or

                  (y) the aggregate amount expended for all Restricted Payments, other than those Restricted Payments permitted pursuant to clauses
(i), (ii), (iii), (vi), (viii), (ix)and (x) of Section 4.3(b) hereof (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), after the date of this Agreement shall exceed the sum, without duplication, of:

                  (1) fifty percent (50%) of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the aggregate amount of the Consolidated Net Income) of the Company (determined by excluding income resulting from the transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the quarter immediately following the date hereof and ending on the last day of the last fiscal quarter preceding the date of determination; plus

                  (2) the aggregate net proceeds (including the fair market value of noncash proceeds as determined in good faith by the Board of Directors of the Company) received by the Company from the issuance and sale permitted by this Agreement of the Capital Stock of the Company (other than Redeemable Stock), except to the extent such proceeds are applied pursuant to and in the manner provided in the provisions of
         Section 4.3(b)(i) hereof, to a Person who is not a Restricted Subsidiary of the Company or an Unrestricted Subsidiary of the Company, including an issuance or sale permitted by this Agreement for cash or other property upon the conversion of any Debt of the Company subsequent to the date hereof, or from the issuance of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

                  (3) the amount by which Debt of the Company or any of its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the issuance of Debt of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Redeemable Stock) (less the amount of any cash or the value of any other property of the Company or any Restricted Subsidiary distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

                  (4) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries (other than such Investments made pursuant to clause (iii) of Section 4.3(b)) resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), plus

                  (5)      $1,000,000.

         (b)      The provisions of Section 4.3(a) shall not prohibit:

                  (i) any purchase, redemption or other acquisition of Capital Stock or Debt of the Company or any of its Restricted Subsidiaries made in exchange for, or out of the proceeds of a substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock);

                  (ii) any purchase, redemption or other acquisition of Debt of the Company or any of its Restricted Subsidiaries made in exchange for, or out of the proceeds of a substantially concurrent sale of, Debt of the Company which is permitted to be issued pursuant to Section 4.2;

                  (iii) the making of Investments in Unrestricted Subsidiaries of the Company in an aggregate amount not to exceed $250,000 in each fiscal year;

                  (iv) dividends paid within sixty (60) days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section;

                  (v) provided that no Event of Default has occurred and is continuing, the payment of dividends on the Capital Stock of the Company, following any public offering of Capital Stock of the Company, of up to six percent (6%) per annum of the net proceeds thereof received by the Company (provided that the Company has prepaid or acquired, either pursuant to the provisions of Section 3.5 hereof or otherwise, at least thirty percent (30%) of the aggregate principal amount of the Notes outstanding on the Closing Date);

                  (vi) payments to the Company in respect of Debt of any Restricted Subsidiary of the Company owed to the Company, or payments to any Restricted Subsidiary of the Company in respect of Debt of the Company or another Restricted Subsidiary owed to such Restricted Subsidiary;

                  (vii) any purchases of Capital Stock made by the Company from employees or their legal representatives in connection with the deaths, disabilities or retirements of, or terminations of employment of, employees, and any other purchases of Capital Stock of the Company by the Company contemplated by the Shareholders Agreement;

                  (viii) any purchases of Capital Stock of the Company from the Company's employee stock ownership plan or the estate of any Person who was a member of management or an employee of the Company with the proceeds of life insurance purchased by the Company on the life of such Person;

                  (ix) payments of principal of, and interest on, any junior subordinated notes issued pursuant to the terms of the Shareholders Agreement; and

                  (x) payments or distributions pursuant to or in connection with a consolidation, merger or other transaction that complies with the provisions of Article II hereof.

                  SECTION 4.4. Limitation on Restrictions on Distributions from Subsidiaries of the Company. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company, (b) make any loans or advances to the Company or any other Restricted Subsidiary of the Company or (c) transfer any of its property or assets to the Company, except:

                  (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date hereof (including those arising under or relating to the Credit Agreements) and any refinancing or refunding thereof permitted pursuant to Section 4.2 hereof;

                  (2) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Acquired Debt of such Subsidiary;

                  (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt issued pursuant to an agreement referred to in clause (1) or (2) of this Section or contained in any amendment to an agreement referred to in clause (1) or (2) of this Section; provided that the encumbrances and restrictions contained in any such refinancing agreement or amendment are, in the reasonable determination of the Board of Directors of the relevant entity, not likely to impair the ability of the Company to make payments of principal and interest on the Notes when due;

                  (4) in the case of Section 4.4(c) above, any encumbrances or restrictions (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by this Agreement, (C) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company and its Restricted Subsidiaries taken as a whole or (D) on any property or assets of any Restricted Subsidiary substantially all of whose assets are secured by Liens not otherwise prohibited by this Agreement;

                  (5) in the case of Section 4.4(c) above, any restrictions contained in security agreements or mortgages securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

                  (6) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

                  SECTION 4.5. Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Subsidiaries to, conduct any business or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of the Company or any owner of five percent (5%) or more of any class of Capital Stock of the Company or with an Affiliate of any such owner (other than a Subsidiary of the Company or any employee stock ownership plan for the benefit of the Company's or any of its Subsidiaries, directors, officers or employees) unless the terms of such business, transaction or series of transactions are (i) set forth in writing,
(ii) on terms and conditions that are not materially less favorable to the Company or such Subsidiary than those terms and conditions that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third Person and (iii) if the amount involved in any transaction or series of similar transactions is in excess of $500,000 in any one instance or are in excess of $1,000,000 in aggregate over any one-year period, the disinterested members of the Board of Directors have, by a Board Resolution, determined in good faith that the criteria set forth in clause (ii) are satisfied.

                  (b)      The provisions of Section 4.5(a) shall not prohibit
(i) any Restricted Payment permitted to be paid pursuant to Section 4.3, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock appreciation rights, stock ownership and similar benefit plans approved by the Board of Directors, (iii) compensation and benefit arrangements, and loans and advances to officers and employees, in the ordinary course of business based on past practice, (iv) the payment of reasonable fees and expenses to directors of the Company or its Subsidiaries who are not employees of the Company or its Subsidiaries, (v) any transaction between the Company and a Wholly Owned Subsidiary of the Company or between Wholly Owned Subsidiaries of the Company, (vi) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidate group for tax purposes, (vii) any transaction determined by a nationally recognized investment banking firm or a nationally recognized accounting firm to be reasonable or fair to the Company or any of its Subsidiaries which is a party thereto, (viii) any fees, expenses or indemnities payable by the Company to Windward pursuant to the terms of that certain letter agreement, dated of even date herewith, between the Company and Windward, (ix) any fees, expenses or indemnities payable by the Company to Windward pursuant to the terms of the Financial Advisory Services Agreement or any similar agreement entered into after the date of this Agreement between the Company and Windward,
(x) any provision by the Company or any of its Restricted Subsidiaries of directors' and officers' insurance for the benefit of, or any indemnification by the Company or any of its Restricted Subsidiaries of, their respective directors and officers, (xi) any transactions, including without limitation indemnification in the event of a Registration (as defined therein), contemplated by the Shareholders Agreement, and (xii) any amendment, modification, extension or renewal of any of the foregoing arrangements; provided that the provisions of any such amendment, modification, extension or renewal are (1) approved by the disinterested members of the Board of Directors or (2) determined by a nationally recognized investment banking firm or a nationally recognized accounting firm to be reasonable or fair to the Company or any of its Subsidiaries which is a party thereto.

                  SECTION 4.6. Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Company shall not become a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, except where it has obtained the prior written consent of Windward/Merban.

                  SECTION 4.7. Notice of Default. The Company will furnish to each of the Holders of the Notes, within thirty (30) days following the date in which the Company becomes aware of the existence of any condition or event which constitutes a Default or an Event of Default, written notice specifying the nature and period of existence thereof and the action which the Company is taking or proposes to take with respect thereto.

                  SECTION 4.8. Authorization and Approvals. The Company will promptly make or obtain, from time to time at its own expense, all such governmental notices, filings, licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with obligations hereunder and under the Notes.

                  SECTION 4.9. Provision of Periodic Financial Information. The Company shall keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with generally accepted accounting principles reflecting its financial transactions; and cause to be prepared and furnished to the Holders of the Notes the following (all to be prepared in accordance with generally accepted accounting principles applied on a consistent basis, unless the Company's certified public accountants concur in any change therein and such change is consistent with generally accepted accounting principles):

                  (a) not later than 120 days after the close of each fiscal year of the Company, audited financial statements of the Company and its Subsidiaries as of the end of such year, on a consolidated and consolidating basis, certified, in the case of the consolidated statements; by Deloitte & Touche LLP or another firm of independent certified public accountants of recognized standing selected by the Company;

                  (b) not later than sixty (60) days after the end of each quarterly accounting period of the Company, unaudited interim financial statements of the Company and its Subsidiaries as of the end of such period and of the portion of the Company's financial year then elapsed, on a consolidated basis, certified by the chief financial officer or treasurer of the Company (or by any Officer of the Company if at such time there is no chief financial officer or treasurer of the Company) as prepared in accordance with generally accepted accounting principles and fairly presenting in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries for such period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                  (c) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which the Company has made available to its shareholders generally and copies of any regular, periodic and special reports or registration statements which the Company files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                  (d) concurrently with the delivery of the financial statements described in clauses (a) and (b) of this Section 4.9, a certificate of the Company's chief financial officer, treasurer or controller certifying as to the Company's compliance with each of the provisions of this Article IV and illustrating such compliance, with such calculations and other details as may be reasonably requested by any Holder; and

                  (e) such other information as any Holder, from time to time, may reasonably request, relating to the Company or its Subsidiaries.

                                    ARTICLE V

                           Events of Default; Remedies

         SECTION 5.1. Events of Default. An "Event of Default" occurs if:

                  (a) the Company defaults in the payment of any interest on any of the Notes when the same becomes due and payable, whether or not such payment shall be prohibited by Article VI, and such default continues for five (5) days; or

                  (b) the Company defaults in the payment of the principal of any of the Notes when the same becomes due and payable at the Stated Maturity thereof, upon redemption, upon acceleration or otherwise, whether or not such payment shall be prohibited by Article VI; or

                  (c) the Company fails to comply with any of the provisions applicable to it under Article II of this Agreement; or

                  (d) the Company fails to comply with any of the other provisions applicable to it under the Notes or as otherwise set forth in this Agreement (other than as specifically provided in the other clauses of this Section 5.1) and in each case the failure continues .for thirty (30) days; or

                  (e) an event of default occurs under any instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of the Company or any of its Restricted Subsidiaries which is a Significant Subsidiary resulting in the acceleration of such Debt, or any default occurs in payment of any such Debt on the final maturity date thereof, including pursuant to any mandatory redemption or prepayment provision, beyond any applicable grace period, if the total of all such Debt which has been so accelerated and any additional Debt which has not been paid on the final maturity date thereof shall exceed $5 million, and there shall have been a failure to obtain rescission or annulment of all such accelerations or to pay in full the amount in default (together with any applicable interest); or

                  (f) (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law or any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for its or for all or any substantial part of its assets, or the Company or any, of its

         Significant Subsidiaries shall make a general assignment for the benefit of it creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) any judgment or decree for the payment of money in excess of $5 million or its foreign currency equivalent at the time is entered against the Company or any of its Significant Subsidiaries and is not discharged and either (i) an enforcement proceeding has been commenced by an creditor upon such judgment or decree or (ii) there is a period of sixty (60) days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; or

                  (h)      the Company, at any time, fails to comply with
         Section 4.6 hereof.

                  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                  A default under clauses (c) or (d) above shall not constitute an Event of Default until the Holders of a majority in principal amount of the Notes notify the Company of the default and the Company does not cure the default within thirty (30) days after receipt of such notice. The notice must specify the Default and demand that it be remedied.

                  SECTION 5.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 5.1(f)(i) or (ii) with respect to the Company) occurs and is continuing, the Holders of a majority of the principal amount of the Notes at the time outstanding, by notice to the Company, may declare the principal of and accrued interest on all the Notes to be due and payable. Subject to the provisions of Article VI, upon such a declaration such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 5.1(f)(i) or (ii) with respect to the Company occurs and is continuing, then the principal of all of the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder of the Notes. The Holders of a majority in principal amount of the Notes by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. In the event of a declaration of acceleration because an Event of Default set forth in clause (e), (g) or (h) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e), (g) or (h) shall be remedied, cured by the Company or waived by the holders of the relevant Debt within sixty (60) days after the declaration of acceleration with respect thereto.

                  SECTION 5.3. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Holders of the Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

                  SECTION 5.4. Delay or Omission Not Waiver. No delay or omission of the Holders of the Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article V or by law to the Holders of the Notes may be exercised from time to time, and as often as may be deemed expedient, by the Holders of the Notes.

         SECTION 5.5. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of any Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Holder but will suffer and permit the execution of every such power as though no such law had been enacted.

                  SECTION 5.6. Waiver of Past Defaults. The Holders of a majority of the principal amount of the Notes then outstanding by notice to the Company may waive any existing Default or Event of Default and its consequences except a Default or Event of Default arising out of or related to Section 5.1(a), (b) or (f); provided that Windward/Merban or any Affiliate thereof may by itself waive any existing Default or Event of Default arising out of or relating to Section 5.1(h) hereof and its consequences. A Default or Event of Default and its consequences arising out of or related to Section 5.1(a) or (b) may be waived only by the Holders of seventy-five percent (75%) of the principal amount of the Notes then outstanding by notice to the Company. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

                  SECTION 5.7. Rights of Holders To Receive Payment. Notwithstanding any other provision of this Agreement or the Notes other than
Article VI hereof, the
right of any Holder to receive payment of principal of, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be affected without the consent of such Holder.

                                   ARTICLE VI

                                  Subordination

                  SECTION 6.1. Agreement To Subordinate. The Company agrees, and each Holder of the Notes by accepting a Note agrees, that the indebtedness and other payment obligations incurred under this Agreement or evidenced by the Notes, including without limitation all indemnification obligations of the Company under Article XIII, are subordinated in right of payment, to the extent and in the manner provided in this Article VI, to the prior payment in full in cash of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt, and only indebtedness of the Company and of any of its Subsidiaries which is Senior Debt shall rank senior to the Notes (and in such case only to the extent and on the terms and conditions set forth herein).

                  SECTION 6.2. Liquidation, Dissolution, Bankruptcy. Upon any distribution to creditors of the Company in a liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

                  (1) holders of Senior Debt shall be entitled to receive payment in full in cash of the Senior Debt or provisions satisfactory to the holders of Senior Debt shall be made for such payment before the Holders of the Notes shall be entitled to receive any payment of principal of or interest on the Notes or in respect of any other obligation arising under this Agreement; and

                  (2) until the Senior Debt is paid in full, in cash, any distribution to which the Holders of the Notes would be entitled but for this Article VI shall be made to holders of Senior Debt as their interests may appear, except that the Holders of the Notes may receive Permitted Junior Securities.

                  SECTION 6.3. Default on Senior Debt. If any Senior Debt is not paid when due and such default is not cured or waived in writing and the holder of such Senior Debt has not waived in writing the benefits of this sentence, the Company may not pay principal of or interest on the Notes or make any payment in respect of any other obligation arising under this Agreement or acquire or redeem any Notes for cash, property or securities (other than Permitted Junior Securities) unless and until such default shall have been cured or waived in writing or shall have ceased to exist or such Senior Debt shall have been discharged in accordance with its terms or the holders of such Senior Debt shall have waived in writing the benefit of this sentence, after which the Company shall resume making any and all required payments in respect of the Notes including any missed payments; provided, however, that nothing in this Section shall prevent the issuance of Secondary Notes in lieu of a cash payment of any or all interest due on any Interest Payment Date. (Such period during which such payments, acquisitions and redemptions are prohibited being hereinafter referred to as a "Payment Default Blockage Period"). In addition, during the continuance of any other event of default with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, upon the receipt by the Company of written notice thereof from or on behalf of the holders of at least a majority of the principal amount of such Senior Debt (taken together as one class), the Company may not pay principal of or interest on the Notes or make any payment in respect of any other obligation arising under this Agreement or acquire or redeem any Notes for cash, property or securities (other than the Permitted Junior Securities) for a period (the "Non-Monetary Default Blockage Period") commencing on the date of receipt of such notice until the earliest of (x) 180 days thereafter (or, if the holders of the Senior Debt are then stayed from exercising remedies under the applicable instruments evidencing such Senior Debt until the earlier of 240 days thereafter or the expiration of such stay (for the avoidance of doubt, if such stay expires prior to 180 days after the receipt of such notice, this parenthetical shall not be applicable)), (y) the date, if any, on which the Senior Debt to which such event of default relates is discharged in accordance with its terms or such event of default is waived in writing by the holders of such Senior Debt or otherwise cured and (z) the date, if any, on which such Non-Monetary

Default Blockage Period shall have been terminated by written notice to the Company from or on behalf of such holders of such Senior Debt, after which, in the case of clause (x), (y) or (z), the Company shall, subject to the first sentence of this Section 6.3, resume making any and all required payments in respect of the Notes, including any missed payments; provided that nothing in this Section shall have any effect on the rights of the Holders of the Notes to accelerate the maturity of the Notes pursuant to Section 5.2 (except to the extent otherwise provided in Section 6.4 below); provided, further, that, subject to the first sentence of this Section 6.3, nothing in this sentence shall prevent payment by the Company on the Notes after 180 days (or up to 240 days, in the circumstances described above) have passed following notice in writing to the holders of Senior Debt of such acceleration pursuant to Section 6.4; and provided, further, that nothing in this Section shall prevent the issuance of Secondary Notes in lieu of a cash payment of any and all interest due on any Interest Payment Date. No more than one notice of a Non-Monetary Default Blockage Period may be given by or on behalf of the holders of any Senior Debt in any 365 day period and no more than four (4) such notices in the aggregate may be given by or on behalf of such holders after the date hereof. Notwithstanding anything in this Agreement to the contrary, there must be 120 consecutive days in any 365-day period in which no Non-Monetary Default Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of commencement of any Non-Monetary Default Blockage Period with respect to the Senior Debt initiating such Non-Monetary Default Blockage Period shall be, or shall be made, the basis for the commencement of a second Non-Monetary Default Blockage Period by the representative for, or the holders of, such Senior Debt whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than ninety (90) consecutive days.

                  SECTION 6.4. Acceleration of Payment of Notes and Exercise of Remedies. Until the Senior Debt shall have been paid in full in cash, in the event that, and during the continuance of any Event of Default described in
Article V hereof, all or any portion of the unpaid principal amount of the Notes shall have been declared due and payable pursuant to the provisions of Article V hereof, such declarations shall not be effective until the earliest of (i) the date on which an Event of Default under Section 5.1(f)(i) or (ii) with respect to the Company has occurred, or (ii) the date on which the maturity of any Senior Debt under either of the Credit Agreements is accelerated, or (iii) one hundred and twenty (120) days after the date of such declaration.

                  SECTION 6.5. When Distribution Must Be Paid Over. In the event that any Note is declared due and payable before its Stated Maturity, then no payment or distribution of any kind or character shall be made in respect of such Note and the holders of the Senior Debt outstanding at the time of such declaration shall be entitled to receive payment in full in cash of all amounts due (including by reason of acceleration), or appropriate provision satisfactory to the holders of such Senior Debt shall be made for such payment, before the Holder of any Note is entitled to receive any payment or distribution of any kind or character (including any payment which may be payable by reason of the payment of any other Debt of the Company being subordinate to the payment of the Notes by the Company). Notwithstanding the foregoing, if a distribution is made to the Holders of the Notes that pursuant to this Article VI should not have been made to them, the Holders of the Notes who receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear, provided that the holders of Senior Debt seeking such payment notify the Holders within sixty (60) days after obtaining actual knowledge of the Holders' receipt thereof that such payment should not have been made.

                  SECTION 6.6. Subrogation. After all Senior Debt is paid in full in cash and until the Notes are paid in full, the Holders of the Notes shall be subrogated (pro rata with the holders of all Debt of the Company and its Subsidiaries which, by its express terms, ranks Pari Passu with the Notes and is entitled to like rights of subrogation) to the rights of holders of Senior Debt to receive the payments or distributions applicable to the Senior Debt. Any payment or distribution made under this Article VI to holders of Senior Debt which otherwise would have been made to the Holders of the Notes except for the provisions of this Article VI shall, as between the Company, its creditors (other than the holders of the Senior Debt) and the Holders of the Notes, be deemed to be a payment by the Company to or on account of the Senior Debt, and no payments or distributions to the holders of the Notes of cash, property or securities by virtue of the subrogation herein provided shall, as between the Company, its creditors (other than the holders of the Senior Debt) and the Holders of the Notes, be deemed to be a payment to or on account of the Notes, it being understood that the provisions of this Article VI are and are intended solely for the purpose of defining the relative rights of the holders of the Notes on the one hand and the holders of Senior Debt on the other.

                  SECTION 6.7. Relative Rights. This Article VI defines the relative rights of the Holders of the Notes and holders of Senior Debt. Nothing in this Agreement shall:

                  (1) impair, as between the Company and the Holders of the Notes, the obligations of the Company, which are absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms (provided, however, that this provision is not intended to limit the restrictions on payments on the Notes set forth in Section 6.3 hereof); or

                  (2) prevent any Holder of the Notes from exercising its available remedies upon a Default or an Event of Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to the Holders of the Notes (provided, however, that this provision is not intended to limit the provisions of Section 6.4).

                  If the Company fails because of this Article VI to pay principal of or interest on a Note on the due date, the failure is still an Event of Default (subject, in the case of failures to pay interest, to the expiration of the five (5) day grace period, in accordance with Section 5.l(a)).

                  SECTION 6.8. Subordination May Not Be Impaired by Company. No right of a holder of Senior Debt to enforce the subordination of the indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Agreement.

                  SECTION 6.9. Reinstatement. If, at any time, all or part of any payment with respect to Senior Debt previously made by the Company or any other Person is rescinded for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or such other Person), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

                  SECTION 6.10. Proofs of Claim. If, while any Senior Debt is outstanding, any Event of Default under Section 5.1(f)(i) or (ii) of this Agreement, with respect to the Company only, occurs each Holder of a Note shall, to the extent permitted by applicable law, duly and promptly take such action as any representative of the Senior Debt may reasonably request to collect any payment hereunder to which the holders of Senior Debt may be entitled hereunder or under the Notes, and to file appropriate claims or proofs of claim in respect of this Agreement and the Notes. Upon the failure of any Holder of a Note to take any such action, any representative of the Senior Debt is hereby irrevocably authorized and empowered (in its own name or otherwise and to the extent permitted by applicable law), but shall have no obligation, to demand, use, collect and receive every payment or distribution referred to hereunder and under any such Note and to file claims and proofs of claim with respect to this Agreement and the Notes and the Holders of the Notes hereby appoint any representative of the Senior Debt as attorney-in-fact for such Holders of the Notes to take any and all actions permitted by this paragraph to be taken by such Holders of the Notes; provided, however, that the representatives of the Senior Debt shall only be permitted to file such proofs of claim upon notice to each Holder and to the extent that the Holders have failed to make such filings by the date which is ten (10) days prior to the last date on which such Holders are permitted to make such filings as a matter of applicable Bankruptcy Law.

                  SECTION 6.11. Non-Impairment. The Holders of the Notes agree and consent that, without notice to or assent by them, and without affecting the liabilities and obligations of the Company and the rights and benefits of the holders of the Senior Debt set forth in this Article VI:

                  (1) the obligations and liabilities of the Company and any other party or parties for or upon the Senior Debt may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;

                  (2) the holders of Senior Debt, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Debt; and

                  (3) any balance or balances of funds with any holder of Senior Debt at any time outstanding to the credit of the Company may, from time to time, in whole or in part, be surrendered or released, all as the holders of any Senior Debt, or any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Notes to the Senior Debt.

                  SECTION 6.12. No Modification. The provisions of this Article VI and the defined terms used in this Article VI are for the benefit of the holders from time to time of Senior Debt and, so long as any Senior Debt or any commitments with respect thereto remain outstanding, such provisions and defined terms may not be modified, rescinded or canceled in whole or in part; provided that the provisions of this Article VI and the defined terms used in this
Article VI may be modified, amended or supplemented by the parties to this Agreement upon obtaining the prior written consent of the holders of a majority in principal amount of the Senior Debt (or representatives acting on their behalf) (taken as one class).

                  SECTION 6.13. Waivers; Reliance by Holders of Senior Debt. To the extent permitted by applicable law, the Holders of the Notes and the Company hereby waive (A) notice of acceptance hereof by the holders of the Senior Debt and (B) all diligence in the collection or protection of or realization upon the Senior Debt. Each Holder, by accepting any Note, acknowledges and agrees that the subordination provisions in this Article VI are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

                  SECTION 6.14. Enforcement of Rights. The Company and the Holders of the Notes hereby expressly agree that the holders of Senior Debt may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Article VI or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

                                   ARTICLE VII

                              Transfer of the Notes

                  SECTION 7.1. Registration of Transfer. Subject to compliance with applicable law, upon surrender of any Note for registration of transfer, the Company will execute and deliver in exchange therefor a new Note registered as such Holder may request. The Company may require payment by such Holder of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer. Notwithstanding anything to the contrary contained in this Agreement, no Holder shall be permitted to transfer any Note or assign any of its rights or obligations under this Agreement or the Notes, unless in each case
(i) each such transferor or assignor has obtained the prior written consent of the Company (which consent shall not be withheld by the Company unless, in the opinion of the Company, such transfer or assignment together with all other such transfers or assignments made after the Closing could result in or create a significant risk (as defined below) that the Company may become subject to, or after any public offering of the Company will continue to be subject to, the informational requirements of the Exchange Act), (ii) each such transferee or assignee (other than the Company) has agreed in writing to be bound by the terms and conditions of this Agreement and the Note in question to the same extent and in the same manner as the transferor or assignor thereof, and (iii) the transfer to any such transferee or assignee is in compliance with all applicable federal, state and foreign securities laws. For the purposes of this Section 7.1, a "significant risk" shall be deemed to arise when the number of "holders of record" (as determined in accordance with the Exchange Act) is greater than 80% of the number of "holders of record" that would cause the application or continued application of the informational requirements of the Exchange Act under the then existing circumstances; provided that no transfer or assignment to or from any Affiliate of a Holder shall be deemed to have created any such significant risk.

                  SECTION 7.2. Register. The Company shall maintain a register of the Holders of all the Notes issued pursuant to this Agreement. The Company will allow any Holder of a Note to inspect and copy such list at the Company's principal place of business during normal business hours. The Company may refuse to effect any transfer of any Note on such register, and may refuse to recognize any transferee of such Note for all purposes hereunder and under such Note, if the Company determines in good faith that the transferor and/or transferee of such Note have not complied with the provisions of Section 7.1 above.

                                  ARTICLE VIII

                                   Termination

                  SECTION 8.1. Termination. This Agreement may be terminated by the mutual written agreement of each of the parties hereto.

                  SECTION 8.2. Liability. If this Agreement is terminated pursuant to this Article, such termination shall be without liability of any party to any other party, except for any breach by such party of this Agreement or the Notes prior to the date of such termination.

                                   ARTICLE IX

                                   Amendments

                  SECTION 9.1. Amendments. Subject to Section 6.12, the Company may amend this Agreement or the Notes with the written consent of the Holders of at least a majority of the principal amount of the Notes, except that, without the consent of Holders of at least 75% of the principal amount of outstanding Notes, an amendment may not:

                  (1) reduce the amount of Notes whose Holders must consent to an amendment;

                  (2) reduce the rate of or extend the time for payment of interest on any Note;

                  (3) reduce the principal of or extend the Stated Maturity of any Note; or

                  (4) make any Note payable in a currency other than that stated in the Note;

and that, without the consent of Windward/Merban, an amendment may not eliminate, amend, or otherwise modify the provisions of Section 4.6 or 5.1(h).

                  It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

                  After an amendment under this Section becomes effective, the Company shall mail to each of the Holders of Notes a notice briefly describing such amendment. The failure to give such notice to all Holders of Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

                  SECTION 9.2. Revocation and Effect of Consents and Waivers. Any amendment to this Agreement or the Notes shall become effective in accordance with its terms when executed and delivered by the Company provided that the Company has received the requisite consents prior thereto. The Company shall not be obligated to execute any such amendment regardless of whether such consents have been received. Any waiver shall become effective when the requisite consents have been received or such later time as the Company may elect. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same Debt as the consenting Holder's Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Note or portion of the Note if the Company receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder of a Note.

                  The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Agreement. If a record date is fixed, then, notwithstanding the immediately preceding paragraph, those persons who were Holders of Notes at such record date (or their duly designated proxies), and only those persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

                  SECTION 9.3. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Company. The Company may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company so determines, the Company in exchange for the Note shall issue a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

                  SECTION 9.4. Payment for Consent. Neither the Company, any Affiliate of the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

                                    ARTICLE X

                               Guarantee of Notes

         SECTION 10.1. Guarantee. Subject to Article XI, the Operating Subsidiary hereby fully and unconditionally guarantees to each Holder of a Note the due and punctual payment of the principal (including any amount due in respect of original issue discount) of and any premium, if any, and interest on such Note, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Note and of this Agreement, regardless of any defense, right of set-off or counterclaim that the Operating Subsidiary may have or assert, except the defense of payment.

         SECTION 10.2. Waiver of Notice and Demand. The Operating Subsidiary hereby waives notice of acceptance of this guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Company or any other Person before proceeding against the Operating Subsidiary, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 10.3. Guarantor Obligations Not Affected. The obligations, covenants, agreements and duties of the Operating Subsidiary under this Article X shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Notes to be performed or observed by the Company;

                  (b) the extension of time for the payment by the Company of all or any portion of the interest on the Notes, the redemption price or any other sums payable under the terms of the Notes or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Notes;

                  (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Notes, or any action on the part of the Company granting indulgence or extension of any kind;

                  (d) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company;

                  (e) any invalidity of, or defect or deficiency in, the Notes;

                  (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                  (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Article X that the obligations of the Operating Subsidiary hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Operating Subsidiary with respect to the happening of any of the foregoing.

         SECTION 10.4. Execution of Guarantee. To evidence its guarantee to the Holders specified in Section 10.1 hereof, the Operating Subsidiary hereby agrees to execute the notation of the Guarantee in substantially the form set forth in the form of Note attached hereto as Exhibit A. The Operating Subsidiary hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. Each such notation of the Guarantee shall be signed on behalf of the Operating Subsidiary.

         SECTION 10.5. Subrogation. The Operating Subsidiary shall be subrogated to all rights (if any) of the Holders against the Company in respect of any amounts paid to the Holders by the Operating Subsidiary under this Article X with respect to the Notes; provided, however, that the Operating Subsidiary shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Article X with respect to the Notes if, at the time of any such payment, any amounts are due and unpaid under the Notes. If any amount shall be paid to the Operating Subsidiary in violation of the preceding sentence, the Operating Subsidiary agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

         SECTION 10.6. Independent Obligations. The Operating Subsidiary acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Notes and that the Operating Subsidiary shall be liable as principal and as debtor hereunder to make payments pursuant to the terms of the Notes notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 10.3 hereof.

                                   ARTICLE XI

                           Subordination of Guarantee

         SECTION 11.1. Subordination of Guarantee. The Operating Subsidiary agrees, and each Holder of the Notes by accepting a Note agrees, that all payments in respect of the Guarantee are subordinated in right of payment, to the extent and in the manner provided in this Article XI, to the prior payment in full in cash of all Guarantor Senior Debt, and that the subordination is for the benefit of the holders of Guarantor Senior Debt.

         SECTION 11.2. Liquidation, Dissolution, Bankruptcy. Upon any distribution to creditors of the Operating Subsidiary in a liquidation or a total or partial dissolution of the Operating Subsidiary or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Operating Subsidiary or its property:

                  (1) holders of Guarantor Senior Debt shall be entitled to receive payment in full in cash of the Guarantor Senior Debt or provisions satisfactory to the holders of Guarantor Senior Debt shall be made for such payment before the Holders of the Notes shall be entitled to receive any payment or distribution in respect of the Guarantee; and

                  (2) until the Guarantor Senior Debt is paid in full, in cash, any payment or distribution to which the Holders of the Notes would be entitled with respect to the Guarantee but for this Article XI shall be made to holders of Guarantor Senior Debt as their interests may appear.

         SECTION 11.3. Default on Guarantor Senior Debt. If any Guarantor Senior Debt is not paid when due and such default is not cured or waived in writing and the holder of such Guarantor Senior Debt has not waived in writing the benefits of this sentence, the Operating Subsidiary may not make any payments or distributions with respect to the Guarantee unless and until such default shall have been cured or waived in writing or shall have ceased to exist or such Guarantor Senior Debt shall have been discharged in accordance with its terms or the holders of such Guarantor Senior Debt shall have waived in writing the benefit of this sentence, after which the Operating Subsidiary shall resume making any and all required payments in respect of the Guarantee. (Such period during which such payments, acquisitions and redemptions are prohibited being hereinafter referred to as a Guarantee Payment Default Blockage Period). In addition, during the continuance of any other event of default with respect to any Guarantor Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, upon the receipt by the Operating Subsidiary of written notice thereof from or on behalf of the holders of at least a majority of the principal amount of such Guarantor Senior Debt (taken together as one class), the Operating Subsidiary may not make any payment or other distribution with respect to the Guarantee for a period (the Guarantee Non-Monetary Default Blockage Period) commencing on the date of receipt of such notice until the earliest of (x) 180 days thereafter (or, if the holders of the Guarantor Senior Debt are then stayed from exercising remedies under the applicable instrument evidencing such Guarantor Senior Debt until the earlier of 240 days thereafter or the expiration of such stay (for the avoidance of doubt, if such stay expires prior to 180 days after the receipt of such notice, this parenthetical shall not be applicable)), (y) the date, if any, on which the Guarantor Senior Debt to which such event of default relates is discharged in accordance with its terms or such event of default is waived in writing by the holders of such Guarantor Senior Debt or otherwise cured and (z) the date, if any, on which such Guarantee Non-Monetary Default Blockage Period shall have been terminated by written notice to the Operating Subsidiary from or on behalf of such holders of such Guarantor Senior Debt, after which, in the case of clause (x), (y) or (z), the Operating Subsidiary shall, subject to the first sentence of this Section 11.3, resume making any and all required payments in respect of the Guarantee; provided, that, subject to the first sentence of this Section 11.3, nothing in this sentence shall prevent payment by the Operating Subsidiary on the Guarantee after 180 days (or up to 240 days, in the circumstances described above) have passed following notice in writing to the holders of Guarantor Senior Debt of acceleration pursuant to Section 6.4. No more than one notice of a Guarantee Non-Monetary Default Blockage Period may be given by or on behalf of the holders of any Guarantor

Senior Debt in any 365 day period and no more than four (4) such notices in the aggregate may be given by or on behalf of such holders after the date hereof. Notwithstanding anything in this Agreement to the contrary, there must be 120 consecutive days in any 365-day period in which no Guarantee Non-Monetary Default Blockage Period is in effect. No event of default (other than an event of default arising under either of the Credit Agreements) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of commencement of any Guarantee Non-Monetary Default Blockage Period with respect to the Guarantor Senior Debt initiating such Guarantee Non-Monetary Default Blockage Period shall be, or shall be made, the basis for the commencement of a second Guarantee Non-Monetary Default Blockage Period by the representative for, or the holders of, such Guarantor Senior Debt whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than ninety (90) consecutive days.

                  SECTION 11.4. When Distribution Must Be Paid Over. In the event that any Note is declared due and payable before its Stated Maturity, then no payment or distribution of any kind or character shall be made in respect of the Guarantee and the holders of the Guarantor Senior Debt outstanding at the time of such declaration shall be entitled to receive payment in full in cash of all amounts due (including by reason of acceleration), or appropriate provision satisfactory to the holders of such Guarantor Senior Debt shall be made for such payment, before the Holder of any Note is entitled to receive any payment or distribution of any kind or character with respect to the Guarantee. Notwithstanding the foregoing, if a distribution is made to the Holders of the Notes that pursuant to this Article XI should not have been made to them, the Holders of the Notes who receive the distribution shall hold it in trust for holders of Guarantor Senior Debt and pay it over to them as their interests may appear, provided that the holders of Guarantor Senior Debt seeking such payment notify the Holders within sixty (60) days after obtaining actual knowledge of the Holders' receipt thereof that such payment should not have been made.

                  SECTION 11.5. Subrogation. After all Guarantor Senior Debt is paid in full in cash and until the Notes are paid in full, the Holders of the Notes shall be subrogated (pro rata with the holders of all Debt of the Operating Subsidiary and its Subsidiaries which, by its express terms is subordinated to the Guarantor Senior Debt to substantially the same extent as the Guarantee is subordinated to the Guarantor Senior Debt) to the rights of holders of Guarantor Senior Debt to receive the payments or distributions applicable to the Guarantor Senior Debt. Any payment or distribution made under this Article XI to holders of Guarantor Senior Debt which otherwise would have been made to the Holders of the Notes except for the provisions of this Article XI shall, as between the Operating Subsidiary, its creditors (other than the holders of the Guarantor Senior Debt) and the Holders of the Notes, be deemed to be a payment by the Operating Subsidiary to or on account of the Guarantor Senior Debt, and no payments or distributions to the holders of the Notes of cash, property or securities by virtue of the subrogation herein provided shall, as between the Operating Subsidiary, its creditors (other than the holders of the Guarantor Senior Debt) and the Holders of the Notes, be deemed to be a payment to or on account of the Notes, it being understood that the provisions of this Article XI are and are intended solely for the purpose of defining the relative rights of the holders of the Notes on the one hand and the holders of Guarantor Senior Debt on the other.

                  SECTION 11.6. Relative Rights. This Article XI defines the relative rights of the Holders of the Notes and holders of Guarantor Senior Debt. Nothing in this Agreement shall:

                  (1) impair, as between the Operating Subsidiary and the Holders of the Notes, the obligations of the Operating Subsidiary, which are absolute and unconditional, to pay all amounts payable in respect of the Guarantee; or

                  (2) prevent any Holder of the Notes from exercising its available remedies upon a Default or an Event of Default, subject to the rights of holders of Guarantor Senior Debt to receive distributions otherwise payable to the Holders of the Notes.

                  SECTION 11.7. Subordination May Not Be Impaired by Operating Subsidiary. No right of a holder of Guarantor Senior Debt to enforce the subordination of the indebtedness evidenced by the Guarantee shall be impaired by any act or failure to act by the Operating Subsidiary or by its failure to comply with this Agreement.

                  SECTION 11.8. Reinstatement. If, at any time, all or part of any payment with respect to Guarantor Senior Debt previously made by the Operating Subsidiary or any other Person is rescinded for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Operating Subsidiary or such other Person), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

                  SECTION 11.9. Non-Impairment. The Holders of the Notes agree and consent that, without notice to or assent by them, and without affecting the liabilities and obligations of the Operating Subsidiary and the rights and benefits of the holders of the Guarantor Senior Debt set forth in this Article
XI:

                  (1) the obligations and liabilities of the Operating Subsidiary and any other party or parties for or upon the Guarantor Senior Debt may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;

                  (2) the holders of Guarantor Senior Debt, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Guarantor Senior Debt; and

                  (3) any balance or balances of funds with any holder of Guarantor Senior Debt at any time outstanding to the credit of the Operating Subsidiary may, from time to time, in whole or in part, be surrendered or released, all as the holders of any Guarantor Senior Debt, or any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Guarantee to the Guarantor Senior Debt.

                  SECTION 11.10. No Modification. The provisions of this Article XI and the defined terms used in this Article XI are for the benefit of the holders from time to time of

Guarantor Senior Debt and, so long as any Guarantor Senior Debt or any commitments with respect thereto remain outstanding, such provisions and defined terms may not be modified, rescinded or canceled in whole or in part; provided that the provisions of this Article 11.10 and the defined terms used in this
Article XI may be modified, amended or supplemented by the parties to this Agreement upon obtaining the prior written consent of the holders of a majority in principal amount of the Guarantor Senior Debt (or representatives acting on their behalf) (taken as one class).

                  SECTION 11.11. Waivers; Reliance by Holders of Guarantor Senior Debt. To the extent permitted by applicable law, the Holders of the Notes and the Operating Subsidiary hereby waive (A) notice of acceptance hereof by the holders of the Guarantor Senior Debt and (B) all diligence in the collection or protection of or realization upon the Guarantor Senior Debt. Each Holder, by accepting any Note, acknowledges and agrees that the subordination provisions in this Article XI are, and are intended to be, an inducement and a consideration to each holder of any Guarantor Senior Debt, whether such Guarantor Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Guarantor Senior Debt and such holder of Guarantor Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Guarantor Senior Debt.

                  SECTION 11.12. Enforcement of Rights. The Operating Subsidiary and the Holders of the Notes hereby expressly agree that the holders of Guarantor Senior Debt may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Article XI or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

                                   ARTICLE XII

                                  Miscellaneous

                  SECTION 12.1. Notices. All notices and other communications pertaining to this Agreement or any Note shall be in writing and shall be deemed to have been duly given upon the receipt thereof by the other party. Such notices shall be in writing and delivered by hand, confirmed facsimile transmission, or mailed, certified or registered mail with postage prepaid, or sent by overnight courier:

         If to the Company, to it at:

                  Financial Pacific Company
                  3901 South Fife
                  Tacoma, Washington 98409
                  Attention:  David T.  Schaefer
                  Facsimile No.: (253) 474-4444

         With a copy to:

                  Perkins Coie
                  1201 Third Avenue, 40th Floor
                  Seattle, Washington 98701
                  Attention:  Stewart M.  Landefeld
                  Facsimile No.: (206) 583-8433

         If to Northwestern Mutual, to:

                  The Northwestern Mutual Life Insurance Company
                  720 East Wisconsin Avenue
                  Milwaukee, Wisconsin 53202
                  Attention:  Mark Kishler
                  Facsimile No.: (414) 299-7124

         with a copy to:

                  The Northwestern Mutual Life Insurance Company
                  720 East Wisconsin Avenue
                  Milwaukee, Wisconsin 53202
                  Attention:  Karen Stevens
                  Facsimile No.: (414) 299-7016

         If to Windward/Merban, to:

                  Windward Capital Partners, L.P.
                  Americas Tower
                  1177 Avenue of the Americas
                  42nd Floor
                  New York, NY 10036
                  Attention: Peter Macdonald
                             Mark Monaco
                  Facsimile No: (212) 382-6535

         with a copy to:

                  Sullivan & Cromwell
                  444 South Flower
                  Los Angeles, California 90071
                  Attention:  Stanley F. Farrar
                  Facsimile No.: (213) 683-0457

or to such other Person or address as shall be furnished to the other party in writing.

                  SECTION 12.2. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each subsequent Holder of a Note and each of their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, firm or corporation, other than the parties hereto and their respective successors and, with respect to Articles VI and XI, the holders of Senior Debt and the holders of Guarantor Senior Debt, respectively, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto, any subsequent Holder of a Note and their respective successors and assigns, and, with respect to Articles VI and XI, the holders of Senior Debt and the holders of Guarantor Senior Debt, respectively, and for the benefit of no other Person, firm or corporation.

                  SECTION 12.3. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE PARTIES SUBJECT HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 51401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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                  SECTION 12.4. Replacement Note. If any Note becomes mutilated and is surrendered by the Holder thereof to the Company, or if the Holder thereof claims that any Note has been lost, destroyed or wrongfully taken, the Company will execute a replacement note and the Operating Subsidiary will execute the notation of the Guarantee set forth in such replacement note and the Company will deliver to such Holder such replacement note, upon the affidavit of the Holder thereof attesting to such loss, destruction or wrongful taking with respect to such Note. Such affidavit shall be accepted as satisfactory evidence of the loss, wrongful taking or destruction thereof and no indemnity shall be required as a condition of the execution and delivery of a replacement Note and the execution of the notation of the Guarantee set forth therein.

                  SECTION 12.5. Successors and Assigns. All covenants and agreements of the Company and the Operating Subsidiary in this Agreement or any Note shall bind their respective successors and assigns.

                  SECTION 12.6. Severability Clause. In case any provision in this Agreement or any Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

                  SECTION 12.7. Further Assurances. Each party hereto or person or entity subject hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person or entity subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  SECTION 12.8. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, and the Notes are intended by the parties to be a final expression of their agreement in respect of the subject matter contained herein and therein, and supersede all prior agreements and understandings between the parties with respect to such subject matter.

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

                  SECTION 12.9. Headings. The headings of the Articles and the sections in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

                  SECTION 12.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

                                  ARTICLE XIII

                                 Indemnification

                  SECTION 13.1. Indemnity of Holders of the Notes by the Company. Subject to Article VI, the Company agrees to (i) reimburse the Purchasers for any costs and expenses (including, without limitation, attorneys' and paralegals' fees and expenses, including allocated in-house counsel fees) incurred by the Purchasers in defending any suit brought against the Purchasers by the Company or any other Person in connection with the transactions contemplated by this Agreement, and (ii) indemnify and hold the Purchasers and their respective officers, directors, trustees, employees, partners, Affiliates, attorneys and agents (collectively, the indemnities) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind or nature whatsoever, incurred by the Indemnitees, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by any Person, whether threatened or initiated, asserting any claim for legal or equitable remedy against any Person under any statute or regulation (including, without limitation, any federal or state securities or commercial laws or under any common law or equitable cause or otherwise) or common law principles arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or their respective predecessors in interest, in any way arising from or in connection with the negotiation, preparation, execution, delivery, enforcement, performance and administration of this Agreement or any other document executed in connection herewith, provided that the Company shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any

                                      -70-
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Indemnitee seeking such indemnification. To the extent that the indemnity set forth in this Section may be unenforceable because it is violative of any law or public policy, the Company shall pay the maximum portion which it is permitted to pay under applicable law. Any Indemnitee will promptly notify the Company of the commencement of any legal proceeding which may give rise to any indemnified liability under the foregoing indemnity and shall permit the Company to participate in the defense of such Indemnitee in any such proceeding; provided, however, that if any Indemnitee fails to provide prompt notice to the Company of any legal proceeding, such Indemnitee shall nevertheless be entitled to be indemnified under this Article XIII to the extent (but only to the extent) that the Indemnitee can establish that the Company has not been materially prejudiced by the time elapsed. The foregoing indemnity shall survive the repayment of the Notes and the termination of this Agreement.

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                                      -72-
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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                            FINANCIAL PACIFIC COMPANY

                            By: /s/ DOUGLAS G. ERWIN
                                ------------------------------------------------
                                Name:  Douglas G. Erwin
                                Title: President

                            FINANCIAL PACIFIC LEASING, L.L.C.

                            By: /s/ DAVID T. SCHAEFER
                                ------------------------------------------------
                                 Name:  David T. Schaefer
                                 Title: Manager

                            THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

                            By: /s/ GARY A. POLINER
                                ------------------------------------------------
                                 Name:  Gary A. Poliner
                                 Its authorized representative

                            WINDWARD/MERBAN, L.P.

                            By: Windward Capital Associates, Inc.,
                                its general partner

                                By: /s/ PETER SCOTT MACDONALD
                                    --------------------------------------------
                                    Name:  Peter Scott Macdonald
                                    Title:  Authorized Signatory